ADVENTRX ANNOUNCES CORPORATE NAME CHANGE TO
“MAST THERAPEUTICS, INC.”; TICKER SYMBOL CHANGE TO “MSTX”

Name and ticker symbol changes effective March 11, 2013

SAN DIEGO – February 28, 2013 – ADVENTRX Pharmaceuticals, Inc. (NYSE MKT: ANX) today announced that, effective March 11, 2013, its corporate name will be “Mast Therapeutics, Inc.”

Brian M. Culley, Chief Executive Officer, said: “The new corporate identity we announce today is the final step in a transformational process through which we have changed fundamentally this company’s priorities, personnel and business focus. In 2009, substantially all of our business operations were suspended and we had 2 employees. Since then, we have appointed a new management team and Board of Directors, acquired ANX-188, the most clinically advanced new drug in sickle cell disease, initiated a pivotal phase 3 study in this orphan indication, and announced our plans to initiate a phase 2 study of ANX-188 in acute limb ischemia, a complication of peripheral arterial disease. We no longer are developing reformulated chemotherapeutic products. Our company today is dramatically different from 12 months ago and the ‘Adventrx’ name no longer reflects our strategic vision.”

Mr. Culley continued: “We now have in place the right team, the right programs and the opportunity to bring new therapies to patients with significant unmet needs in multiple therapeutic areas. This week’s introduction of the MAST platform and our plans to develop ANX-188 for complications of arterial disease solidify our commitment to this franchise. Our new corporate identity embodies the fundamental changes that have taken place over the past several years and reflects that, in a very fundamental sense, we are a new company.”

Details Regarding Name Change from ADVENTRX Pharmaceuticals to “Mast Therapeutics”
The following changes will be effective prior to trading on Monday, March 11, 2013:

•	The Company’s name will be “Mast Therapeutics, Inc.”.

•	The Company’s common stock will be traded on the NYSE MKT under the ticker symbol “MSTX” (currently, “ANX”).

•	A new CUSIP number of 576314 108 will be assigned to the Company’s common stock and a new CUSIP number of 576314 116 will be assigned to the common stock purchase warrants of the Company that were issued in November 2011.

•	The Company’s website will be available at www.masttherapeutics.com (currently, www.adventrx.com).

•	The Company’s lead product candidate will be referred to as “MST-188” (currently, ANX-188).

Outstanding stock certificates and warrants for shares of the Company’s common stock are not affected by the name change; they will continue to be valid and need not be exchanged.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a publicly traded biopharmaceutical company headquartered in San Diego, CA. The Company is leveraging the MAST (Molecular Adhesion and Sealant Technology) platform, derived from over two decades of clinical, nonclinical and manufacturing experience with purified and non-purified poloxamers, to develop ANX-188, its lead product candidate, for serious or life-threatening diseases with significant unmet needs. ANX-188 is a cytoprotective, hemorheologic, anti-inflammatory and anti-thrombotic agent that has potential utility in diseases or conditions characterized by microcirculatory insufficiency (endothelial dysfunction and/or impaired blood flow).

The Company is recruiting subjects in EPIC, a pivotal phase 3 study of ANX-188 in sickle cell disease. The Company plans to initiate a phase 2 clinical study of ANX-188 in acute limb ischemia, a complication of peripheral arterial disease, in late 2013 or early 2014. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding ADVENTRX’s development plans for ANX-188 in acute limb ischemia and other complications of arterial disease and the timing of activities related to those plans. Among the factors that could cause or contribute to material differences between ADVENTRX’s actual results and expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the potential for delays in the commencement or completion of clinical studies, including as a result of difficulties in obtaining regulatory agency agreement on clinical development plans or clinical study design, opening trial sites, enrolling study subjects, manufacturing clinical trial material, completing manufacturing process development activities, and being subject to a “clinical hold”; the risk of suspension or termination of a clinical study, including due to lack of adequate funding or patient safety concerns; the potential for institutional review boards or the FDA or other regulatory agencies to require additional nonclinical or clinical studies prior to initiation of planned phase 2 clinical studies of ANX-188 in any particular indication in which ADVENTRX determines to develop ANX-188, including ALI, which likely would increase the total time and cost of development in the indication; the risk that clinical studies of ANX-188 are not successfully executed and/or do not successfully demonstrate its safety or efficacy; the risk that, even if clinical studies are successful, the FDA determines they are not sufficient to support a new drug application; the risk that even if clinical studies of ANX-188 in one indication are successful, clinical studies in another indication may not be successful; ADVENTRX’s reliance on contract research organizations (CROs), contract manufacturing organizations (CMOs), and other third parties to assist in the conduct of important aspects of development of ANX-188, including clinical studies, and regulatory activities for ANX-188 and that such third parties may fail to perform as expected; ADVENTRX’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for ADVENTRX to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner ANX-188 at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; the risk that acceptable partnering opportunities for ANX-188 may not be available in particular jurisdictions or indications and, consequently, ADVENTRX may not be able to pursue development of ANX-188 in certain jurisdictions and indications; the risk that the FDA does not grant marketing approval of ANX-188, on a timely basis, or at all; the risk that ADVENTRX is not able to adequately protect its intellectual property rights relating to the MAST platform and ANX-188 and prevent competitors from duplicating or developing equivalent versions of its product candidates, including ANX-188; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)

858-552-0866 Ext. 303

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